Great Wall Acquisition Corp. Announces the Filing of its Definitive Proxy Statement to Allow More Time to Complete its Proposed Acquisition of ChinaCast Communications Holdings Limited

NEW YORK - March 8, 2006 - Great Wall Acquisition Corporation (OTCBB: GWAQ, “Great Wall”, “the Company”) announced today that it has completed Securities and Exchange Commission (SEC) review of its preliminary proxy statement to extend the date to amend the Company’s certificate of incorporation to allow extension of the date before which the company must complete a business combination, to avoid being required to liquidate, from March 23, 2006 to December 31, 2006. If approved by stockholders, the Company believes that this extension would provide the company sufficient time to prepare and distribute proxy material necessary for the stockholder vote of the proposed business combination with ChinaCast Communications Holdings Limited. (Singapore Exchange, “ChinaCast”).

Mr. Kin Shing Li, Chairman of the Board, Chief Executive Officer and Sole Director of Great Wall, expressed optimism. “We are delighted that the SEC has completed its review and believe that an extension will give us sufficient time to pursue this combination.”

A special meeting to approve the proposals contained in the proxy statement, including the extension amendment, will be held on March 21, 2006, at 10 am Eastern Time, at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154.

The date of record for Great Wall’s stockholders to be entitled to receive notice and vote at this special meeting was fixed at the close of business on February 23, 2006.

If the extension amendment is approved, Great Wall would promptly submit proxy and registration materials to the SEC, upon delivery of ChinaCast’s audited financial statements for 2005, regarding its proposed acquisition of ChinaCast.

About Great Wall: Based in New York, New York, Great Wall was incorporated in August 2003 as a blank check company whose objective is to acquire an operating business having its primary operations in the People's Republic of China. Great Wall consummated its initial public offering on March 23, 2004, receiving net proceeds of approximately US$21,225,000 on the sale of 4,000,000 units at US$6.00 per unit. On March 30, 2004, the underwriters exercised their over-allotment option and Great Wall received additional net proceeds of approximately US$2,761,000 on the sale of 515,975 units at US$6.00 per unit. Each unit was comprised of one share of Great Wall common stock and two redeemable common stock purchase warrants having an exercise price of US$5.00. As of September 30, 2005, Great Wall holds approximately US$23,831,510 of the net proceeds of its initial public offering in a trust account maintained by an independent trustee which will be released upon the consummation of a qualifying business combination.

About ChinaCast: based in Beijing, China, ChinaCast provides satellite-based broadband solutions to educational institutions, government agencies, Fortune 500 enterprises and multinational companies throughout China and is the PRC's leading satellite distance learning services group. ChinaCast offers its Education and Training solutions to universities and primary and middle schools (K-12). These services include broadband satellite network services, interactive distance learning applications, multimedia education content, educational portals, as well as IT certification and management training courses. ChinaCast was listed on the mainboard of the Singapore Exchange (SGX) on May 14, 2004. Its stock codes are CCH SP on Bloomberg and CCCH.SI on Reuters.

For question, please write or call Great Wall Acquisition Corporation, 660 Madison Avenue, 15th Floor, New York, New York, 10021, (212) 753-0804, Attn.: Mr. Richard Xue, Consultant to Great Wall.